Exhibit 15.1

January 19, 2004

The Board of Directors

MTC Technologies, Inc.

We are aware of the inclusion in the Registration Statement Form S-3, to be filed on or about January 20, 2004, of MTC Technologies, Inc. for the registration of 4,312,500 shares of its common stock of our report dated October 21, 2003 relating to the unaudited condensed consolidated interim financial statements of MTC Technologies, Inc. that are included in its Form 10-Q for the quarter ended September 30, 2003.

/s/    Ernst & Young LLP

Dayton, Ohio

January 19, 2004